Exhibit 5.1
May 11, 2009
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106

Re:	Great Plains Energy Incorporated Registration Statement on Form S-3
Ladies and Gentlemen:
     I have served as assistant general counsel to Great Plains Energy Incorporated, a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 1,000,000 shares (the “Shares”) of the Company’s common stock, no par value, in connection with the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”).
     In rendering the opinions expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I am familiar with the Articles of Incorporation and the By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.
     Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan set forth in the Prospectus included in the Registration Statement, will be validly issued, fully paid and non-assessable.
     I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the States of Missouri.
     I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,
/s/ Mark G. English
Mark G. English
Assistant General Counsel and Assistant Secretary